August 9, 2011

Cytori Reports Second Quarter Results; Provides Commercial and Product Pipeline Update

SAN DIEGO – Cytori Therapeutics, Inc. (NASDAQ: CYTX) provides a quarterly update on its development pipeline and reports financial results for the second quarter of 2011.

“Our focus is on advancing our cardiovascular disease product pipeline and growing our hospital-based soft tissue business,” said Christopher J. Calhoun, chief executive officer of Cytori. “Simultaneously we are pursuing nearer-term sales opportunities based on our existing product approvals, implementing a plan to achieve regional profitability, and reducing overall corporate burn.”

The accomplishments since the end of the first quarter include:

Cardiovascular Product Development:
•	Reported that Celution® demonstrated a sustained benefit in the APOLLO acute myocardial infarction trial at 18-months
•	Applied for European marketing approval for no-option chronic myocardial ischemia indication-for-use based on the sustained benefit observed in the PRECISE trial
•	Recently completed a pre-IDE meeting with the FDA, which we believe establishes a clear path toward initiating an IDE trial

Soft Tissue:
•	Completed formal economic analysis in the U.K. and received a cost-effectiveness recommendation by the National Innovation Center, an important step in securing U.K. reimbursement
•	Achieved key reimbursement objectives in France and Germany for expanding market access
•	Focusing sales effort to emphasize hospital customers in the G5 and to strengthen senior management and board members

Mr. Calhoun added, “We remain on track for a decision on the chronic myocardial ischemia CE Mark application and expect more reportable developments related to European reimbursement.”

Financials:

Product revenues for the second quarter of 2011 were a record $2.4 million, compared to $2.1 million in the second quarter of 2010, and $1.4 million in the first quarter of 2011. Gross profit was $1.3 million with a gross margin of 54% in the second quarter of 2011, compared to a gross profit of $1.2 million, with a gross margin of 58% for the same period in 2010.

Second quarter 2011 revenues include recognition of one StemSource® Cell Bank in Japan. In addition, Cytori is on track to complete installation of a Cell Bank in Hong Kong in the third quarter. Cytori expects revenues to continue to recover following a more challenging first quarter.

System and consumable shipments remained relatively flat while PureGraft™ shipments increased by 55% in the second quarter of 2011 compared to the first quarter of 2011. Cytori ended the second quarter of 2011 with 169 cumulative revenue generating units in the field. Also during the second quarter of 2011, the Company shipped 229 consumables, including 169 reorders and 1,309 PureGraft™ units. System and consumable order growth is impacted by limited regulatory indications, absence of reimbursement in regions where products are approved, and the above noted shift of resources toward hospital sales in Europe.

Net cash used in operating activities decreased to $9.0 million in the second quarter of 2011 from $10.5 million in the first quarter of 2011. Second quarter 2011 operating expenses of $5.7 million included a $5.2 million offset for non-cash items of change of the fair value of the warrant and option liabilities. Before any non-cash items, second quarter 2011 operating expenses were $10.9 million. This compares to total operating expenses before any non-cash items of $9.8 million in the first quarter of 2011.

Second quarter operating expenses supported the launch of the European pivotal acute heart attack trial (ADVANCE), commercial activities related to regenerative medicine applications such as reimbursement, and preparations for a U.S. clinical trial. Ongoing global and regional organizational improvements are expected to result in lower operating expenses and cash utilization in the second half of 2011.

Cytori ended the second quarter of 2011 with $33.2 million in cash and cash equivalents, plus $2.5 million in accounts receivable. Subsequent to the end of the quarter, Cytori raised $6.0 million in gross proceeds as part of a financing agreement.

Conference Call Information and Shareholder Letter

Cytori will host a management conference call at 5:00 p.m. Eastern Time today to further discuss these results. The live audio webcast of the conference call may be accessed under "Webcasts" in the Investor Relations section of Cytori's website (http://ir.cytoritx.com). The webcast will be available live and by replay two hours after the call and archived for one year. More details on our commercial and clinical progress are contained in the 'August 2011 Shareholder Letter' which is posted on the homepage of our investor relations website.

About Cytori

Cytori is a leader in cell therapy, providing patients and physicians around the world with medical technologies that harness the potential of adult regenerative cells from adipose tissue. The Celution® System family of medical devices and instruments is being sold into the European and Asian cosmetic and reconstructive surgery markets but is not yet available in the United States. Our StemSource® product line is sold globally for cell banking and research applications. Our PureGraft™ products are available in North America and Europe for fat grafting procedures. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our belief in our ability to continue to accelerate sales and revenue growth, continue progress in development of our cardiovascular disease pipeline, continue progress in achieving expanded indications-for-use in Europe of Celution® System in chronic myocardial ischemia, achieve product reimbursement for breast reconstruction  in Europe, address multiple therapeutic areas with our device, commence a  U.S. chronic myocardial ischemia clinical study, launch the Celution® One system in Europe, and strengthen our global sales and marketing team, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, the quality and effectiveness of our products, the effectiveness of our regulatory and sales and marketing programs, the quality and acceptance of our clinical data, dependence on third party performance and the risk of natural disasters and other occurrences that may disrupt the normal business cycles in areas of our global operations, as well as other risks and uncertainties described under the "Risk Factors" section in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

###
Contact:
Tom Baker
tbaker@cytori.com
+1.858.875.5258

CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	As of June 30, 2011	As of December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$33,229,000	$52,668,000
Accounts receivable, net of reserves of $349,000 and $306,000 in 2011 and 2010, respectively	2,461,000	2,073,000
Inventories, net	3,891,000	3,378,000
Other current assets	849,000	834,000

Total current assets	40,430,000	58,953,000

Property and equipment, net	1,923,000	1,684,000
Restricted cash and cash equivalents	350,000	350,000
Investment in joint venture	357,000	459,000
Other assets	1,471,000	566,000
Intangibles, net	303,000	413,000
Goodwill	3,922,000	3,922,000

Total assets	$48,756,000	$66,347,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,857,000	$6,770,000
Current portion of long-term obligations	8,755,000	6,453,000

Total current liabilities	15,612,000	13,223,000

Deferred revenues, related party	4,281,000	5,512,000
Deferred revenues	4,964,000	4,929,000
Warrant liability	2,809,000	4,987,000
Option liability	1,280,000	1,170,000
Long-term deferred rent	374,000	398,000
Long-term obligations, net of discount, less current portion	9,295,000	13,255,000

Total liabilities	38,615,000	43,474,000

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2011 and 2010	-	-
Common stock, $0.001 par value; 95,000,000 shares authorized; 52,470,226 and 51,955,265 shares issued and 52,470,226 and 51,955,265 shares outstanding in 2011 and 2010, respectively	52,000	52,000
Additional paid-in capital	237,296,000	232,819,000
Accumulated deficit	(227,207,000)	(209,998,000)

Total stockholders’ equity	10,141,000	22,873,000

Total liabilities and stockholders’ equity	$48,756,000	$66,347,000

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Product revenues:
Related party	$—	$—	$—	$9,000
Third party	2,411,000	2,091,000	3,773,000	4,347,000
	2,411,000	2,091,000	3,773,000	4,356,000

Cost of product revenues	1,109,000	883,000	1,950,000	1,813,000

Gross profit	1,302,000	1,208,000	1,823,000	2,543,000

Development revenues:
Development, related party	—	—	1,231,000	2,122,000
Research grant and other	11,000	7,000	15,000	28,000
	11,000	7,000	1,246,000	2,150,000
Operating expenses:
Research and development	3,071,000	2,301,000	6,118,000	4,546,000
Sales and marketing	3,716,000	2,425,000	6,942,000	4,424,000
General and administrative	4,147,000	3,052,000	7,692,000	6,271,000
Change in fair value of warrant liability	(5,649,000)	(1,461,000)	(2,178,000)	(3,628,000)
Change in fair value of option liability	400,000	(60,000)	110,000	200,000

Total operating expenses	5,685,000	6,257,000	18,684,000	11,813,000

Operating loss	(4,372,000)	(5,042,000)	(15,615,000)	(7,120,000)

Other income (expense):
Interest income	1,000	2,000	4,000	3,000
Interest expense	(696,000)	(254,000)	(1,434,000)	(530,000)
Other expense, net	(15,000)	(49,000)	(62,000)	(125,000)
Equity loss from investment in joint venture	(56,000)	(34,000)	(102,000)	(55,000)

Total other income (expense)	(766,000)	(335,000)	(1,594,000)	(707,000)

Net loss	$(5,138,000)	$(5,377,000)	$(17,209,000)	$(7,827,000)

Basic and diluted net loss per common share	$(0.10)	$(0.12)	$(0.33)	$(0.18)

Basic and diluted weighted average common shares	52,411,642	45,295,965	52,204,348	43,772,219

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(17,209,000)	$(7,827,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	400,000	553,000
Amortization of deferred financing costs and debt discount	471,000	199,000
Provision for doubtful accounts	235,000	567,000
Change in fair value of warrants	(2,178,000)	(3,628,000)
Change in fair value of option liabilities	110,000	200,000
Share-based compensation expense	1,721,000	1,468,000
Equity loss from investment in joint venture	102,000	55,000
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	(623,000)	(1,509,000)
Inventories	(513,000)	34,000
Other current assets	(15,000)	289,000
Other assets	(905,000)	—
Accounts payable and accrued expenses	92,000	(227,000)
Deferred revenues, related party	(1,231,000)	(2,122,000)
Deferred revenues	35,000	47,000
Long-term deferred rent	(24,000)	—

Net cash used in operating activities	(19,532,000)	(11,901,000)

Cash flows from investing activities:
Purchases of property and equipment	(433,000)	(348,000)
Investment in joint venture	—	(330,000)

Net cash used in investing activities	(433,000)	(678,000)

Cash flows from financing activities:
Principal payments on long-term obligations	(2,230,000)	(5,454,000)
Proceeds from long term obligations	—	20,000,000
Debt issuance costs and loan fees	—	(559,000)
Proceeds from exercise of employee stock options and warrants	2,756,000	7,042,000
Proceeds from sale of common stock and warrants	—	17,314,000
Costs from sale of common stock and warrants	—	(518,000)

Net cash provided by financing activities	526,000	37,825,000

Net increase (decrease) in cash and cash equivalents	(19,439,000)	25,246,000

Cash and cash equivalents at beginning of period	52,668,000	12,854,000

Cash and cash equivalents at end of period	$33,229,000	$38,100,000